Exhibit 99.1

NEWS RELEASE	CONTACT:	Lois Lee
440-329-6435

INVACARE REPORTS RESULTS FOR FIRST QUARTER 2018

ELYRIA, Ohio - (May 7, 2018) - Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") today reported results for the quarter ended March 31, 2018.

Highlights

•	Reported net sales increased 2.3% to $237.1 million while constant currency net sales(a) decreased 4.4% compared to 1Q17*.

•
Constant currency sequential net sales(b) decreased 6.6% compared to 4Q17. Constant currency sequential net sales increased in the North America/Home Medical Equipment ("NA/HME") and Institutional Products ("IPG") segments but offset by declines in the Europe and Asia/Pacific segments. The Europe segment has historically been impacted by seasonality with stronger sales in the second half versus the first half of the year.

•
Gross margin as a percentage of net sales was unchanged at 28.1% compared to 1Q17 primarily as a result of favorable manufacturing costs, including favorable impact from foreign currency, and reduced R&D expenses offset by increased freight costs, principally to support fulfillment of the order backlog carried over from 4Q17.

•	Operating loss was $5.1 million, an improvement of $5.5 million compared to 1Q17, as operating profit increased for most of the business segments and restructuring costs decreased.

•	GAAP loss per share was $0.43, compared to loss per share of $0.52 in 1Q17, and adjusted net loss per share(c) was $0.35 versus loss per share of $0.47 in 1Q17.

•	Free cash flow(d) usage was $26.7 million compared to usage of $33.4 million in 1Q17.

•	EBITDA(e) was negative $1.0 million, an improvement of $6.0 million compared to 1Q17. EBITDA in 1Q18 included an increase of $0.9 million related to equity compensation expense.

•	Results in 1Q18 were not materially affected by the 4Q17 U.S. tax law change principally due to the company's domestic losses and valuation reserves.
Key Financial Results

(in millions USD)	1Q18	1Q17	$ Change	% Change
Net Sales	$237.1	$231.7	$5.3	2.3%
Constant Currency Net Sales	$221.4	$231.7	$(10.3)	(4.4)%
Gross Margin % of Net Sales	28.1%	28.1%		0 bps
Gross Profit	$66.5	$65.1	$1.4	2.2%
Constant Currency SG&A(f)	$67.7	$72.5	$(4.8)	(6.6)%
Free Cash Flow	$(26.7)	$(33.4)	$6.6	19.9%
EBITDA	$(1.0)	$(7.1)	$6.0	85.3%
* Date format is quarter and year in each instance.

CEO Summary

"In the first quarter, consolidated constant currency sequential net sales declined 6.6% compared to the fourth quarter 2017, which was largely expected as the company's sales are historically stronger in the second half of the year, especially in the Europe segment. Importantly, both the NA/HME and IPG segments achieved constant currency sequential net sales growth, an indicator of the progress of our transformation. Operating loss and EBITDA improved as compared to the first quarter last year with benefit from favorable foreign currency and cost reduction activities implemented in 2017. During the quarter, the company's continued focus on cash resulted in a $6.6 million improvement in free cash flow and $6.0 million improvement in EBITDA compared to the first quarter 2017 principally driven by a lower net loss. The company continued to prioritize its emphasis on a culture of quality excellence and achieving improved earnings," said Matthew E. Monaghan, chairman, president and chief executive officer.

1Q18 Segment Results

(in millions USD)	Net Sales				Operating Income (Loss)
	1Q18	1Q17	Reported % Change	Constant Currency % Change	1Q18	1Q17	% Change
Europe	$131.3	$119.5	9.9%	(2.6)%	$6.6	$5.1	29.3%
NA/HME	79.8	84.3	(5.3)	(5.7)	(8.1)	(9.4)	13.7
IPG	14.9	16.4	(9.1)	(9.3)	1.6	1.9	(15.8)
Asia/Pacific	11.1	11.6	(4.3)	(7.5)	1.0	(0.4)	326.0

Europe - Compared to 1Q17, the decline in constant currency net sales was driven by lifestyle and respiratory products and, to a lesser extent, mobility and seating products as the company gradually applies its transformation strategy to this segment. Operating income increased compared to 1Q17 principally due to favorable impact from foreign currency and sales mix partially offset by increased freight costs and sales declines.

North America/Home Medical Equipment (NA/HME) - Constant currency net sales decreased driven largely by respiratory and lifestyle products partially offset by increases in mobility and seating products compared to 1Q17. The decline in sales was also impacted by reduced sales in China as result of the closure of one of the company's Suzhou, China facilities in 3Q17. Compared to 4Q17, constant currency sequential net sales improved 0.5% driven by respiratory products. Operating loss decreased compared to 1Q17 primarily related to reduced SG&A expense and R&D expense, primarily employment costs, partially offset by sales decline, unfavorable sales mix and increased freight costs.

Institutional Products Group (IPG) - Constant currency net sales decreased compared to 1Q17, principally due to case goods, bed products and interior design projects. Compared to 4Q17, constant currency sequential net sales improved 7.6% driven by interior design projects and DME products. Operating income declined compared to 1Q17 principally due to a decline in sales, partially offset by reduced SG&A expense.

Asia/Pacific - Constant currency net sales decreased compared to 1Q17 in institutional beds and respiratory products. Operating income increased significantly compared to 1Q17 as a result of favorable sales mix and reduced R&D expense and manufacturing costs.

Additional highlights

•
In January, the company’s independent auditor completed its first semi-annual inspection of the Corporate and Taylor Street facilities in accordance with the company’s FDA consent decree. The auditor concluded the company continues to operate these facilities in substantial compliance with FDA requirements.

•
In April, FDA conducted a follow-up inspection of the company’s Alber facility in Germany following the corrections of issues raised in the previously disclosed 2017 warning letter. There were no observations from this inspection and Invacare anticipates closure of the warning letter in due course. Sales restrictions from the warning letter were lifted in January 2018.

Outlook
As part of the company's transformation, the company will continue to make significant investments, strategically reduce sales in certain areas, refocus resources away from less accretive activities and evaluate its global infrastructure for opportunities to drive efficiency. Phase One investments are providing returns. The company expects to see improved results in 2018 with Phase Two actions continuing as the company continues to streamline operations, resize and reshape the organization, especially in North America, around its new business mix and size. By executing this strategy and making these operational improvements, the company expects long-term benefits for the company’s stakeholders.
As a result of anticipated commercial effectiveness, the company expects increased working capital, which, if realized, would support investments for growth, especially growth of NA/HME mobility and seating products. This would include investments in demonstration units, increased SG&A to support increased sales growth and the working capital needed to support an extended quote-to-cash process for power wheelchairs. Also, the company expects to make additional restructuring and capital investments as it continues to reshape the business over the transformation period. Accordingly, the company anticipates its cash flow usage for 2018 will be similar to the cash used in 2017, including consideration of seasonality of cash flow usage during the year.
As noted previously, the company is gradually applying the transformation to the Europe segment, which may continue to reduce the segment's sales as it begins to shift its product mix toward more clinically valued, higher-margin products. Regarding the IPG segment, the company does not anticipate sequential sales growth in the subsequent quarters of 2018 to be as strong as realized in 1Q18 as the company expects its new strategic selling approach to continue to take time to yield growth.
In its pursuit of increased shareholder value, the company continues to prioritize its emphasis on a culture of quality excellence and achieving its long-term earnings potential.

Conference Call and Webcast

As previously announced, the company will provide a conference call and webcast for investors and other interested parties to review its first quarter 2018 financial results on Tuesday, May 8, 2018 at 8:30 AM ET. Those wishing to participate in the live call should dial 800-289-0498, or for international callers 719-325-4831, and enter Conference ID 5307615. A simultaneous webcast of the call will be accessible at https://calltower.adobeconnect.com/invacare1q2018/event/registration.html. A copy of the webcast slide deck will be posted to www.invacare.com/investorrelations prior to the webcast.

A recording of the conference call can be accessed by dialing 888-203-1112 (U.S. and Canada) or 719-457-0820 (international callers) and entering the Conference ID Code 5307615 through May 15, 2018. An archive of the webcast presentation will be posted at www.invacare.com/investorrelations 24 hours after the call.

About Invacare Corporation

Invacare Corporation (NYSE: IVC) ("Invacare" or the "company") is a leading manufacturer and distributor in its markets for medical equipment used in non-acute care settings. At its core, the company designs, manufactures, and distributes medical devices that help people to move, breathe, rest and perform essential hygiene. The company provides clinically complex medical device solutions for congenital (e.g., cerebral palsy, muscular dystrophy, spina bifida), acquired (e.g., stroke, spinal cord injury, traumatic brain injury, post-acute recovery, pressure ulcers) and degenerative (e.g., ALS, multiple sclerosis, chronic obstructive pulmonary disease, elderly, bariatric) ailments. The company's products are important parts of care for people with a wide range of challenges, from those who are active and involved in work or school each day and may need additional mobility or respiratory support, to those who are cared for in residential care settings, at home and in rehabilitation centers. The company sells its products principally to home medical equipment providers with retail and e-commerce channels, residential care operators, distributors and government health services in North America, Europe and Asia/Pacific. For more information about the company and its products, visit Invacare's website at www.invacare.com.

This press release contains forward-looking statements within the meaning of the “Safe Harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are those that describe future outcomes or expectations that are usually identified by words such as “will,” “should,” “could,” “plan,” “intend,” “expect,” “continue,” “forecast,” “believe,” and “anticipate” and include, for example, any statement made regarding the company's future results. Actual results may differ materially as a result of various risks and uncertainties, including regulatory proceedings or the company's failure to comply with regulatory requirements or receive regulatory clearance or approval for the company's products or operations; adverse effects of regulatory or governmental inspections of company facilities at any time and governmental warning letters or enforcement actions; circumstances or developments that may make the company unable to implement or realize the anticipated benefits, or that may increase the costs, of its current business initiatives; possible adverse effects on the company’s liquidity that may result from delays in the implementation or realization of benefits from its current business initiatives; exchange rate fluctuations; and those other risks and uncertainties expressed in the cautionary statements and risk factors in the company’s annual report on Form 10-K, quarterly reports on Form 10-Q and other filings with the Securities and Exchange Commission. The company may not be able to predict and may have little or no control over many factors or events that may influence its future results and, except as required by law, shall have no obligation to update any forward-looking statements.

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENT OF LOSS (UNAUDITED)

(In thousands, except per share data)	Three Months Ended
	March 31
	2018	2017
Net sales	$237,060	$231,723
Cost of products sold	170,543	166,578
Gross Profit	66,517	65,145
Selling, general and administrative expenses	71,264	72,513
Charges related to restructuring activities	401	3,283
Operating Loss	(5,148)	(10,651)
Net gain on convertible debt derivatives	(103)	(901)
Interest expense - net	6,713	4,430
Loss before Income Taxes	(11,758)	(14,180)
Income tax provision	2,350	2,600
Net Loss	(14,108)	(16,780)

Net Loss per Share—Basic	$(0.43)	$(0.52)

Weighted Average Shares Outstanding—Basic	32,911	32,475

Net Loss per Share—Assuming Dilution *	$(0.43)	$(0.52)

Weighted Average Shares Outstanding—Assuming Dilution	33,799	32,704
__________
* Net loss per share assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS PER SHARE
TO ADJUSTED NET LOSS PER SHARE(c)

(In thousands, except per share data)	Three Months Ended
	March 31
	2018	2017
Net loss per share - assuming dilution*	$(0.43)	$(0.52)
Weighted average shares outstanding- assuming dilution	32,911	32,475
Net loss	(14,108)	(16,780)
Income tax provision	2,350	2,600
Loss before Income Taxes	(11,758)	(14,180)
Amortization of discount on convertible debt	2,786	1,749
Net gain on convertible debt derivatives	(103)	(901)
Adjusted Loss before Income Taxes	(9,075)	(13,332)
Adjusted Income Taxes	2,350	2,080
Adjusted Net Loss(g)	$(11,425)	$(15,412)

Weighted Average Shares Outstanding - Assuming Dilution	32,911	32,475
Adjusted Net Loss per Share - Assuming Dilution(c) *	$(0.35)	$(0.47)

Adjusted net loss per share (Adjusted EPS) and adjusted net loss are non-GAAP financial measures, which are defined at the end of this release.

*Net loss per share assuming dilution and adjusted net loss per share(c) assuming dilution calculated using weighted average shares outstanding - basic for periods in which there is a loss.

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION OF NET LOSS TO EBITDA(e)

	Three Months Ended
(In thousands)	March 31
	2018	2017
Net Loss	$(14,108)	$(16,780)
Income tax provision	2,350	2,600
Interest expense - net	6,713	4,430
Net gain on convertible debt derivatives	(103)	(901)
Operating Loss	(5,148)	(10,651)
Depreciation and amortization	4,111	3,593
EBITDA(e)	$(1,037)	$(7,058)

"EBITDA" is a non-GAAP financial measure, which is defined at the end of this release. EBITDA includes stock based compensation expense of $1.8 million and $0.8 million for the three months ended March 31, 2018 and 2017, respectively.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENTS (UNAUDITED)

The company operates in four primary business segments:  North America/Home Medical Equipment (NA/HME), Institutional Products Group (IPG), Europe and Asia/Pacific. The four reportable segments represent operating groups, which offer products to different geographic regions. Intersegment revenue for reportable segments was $33,109,000 for the three months ended March 31, 2018, respectively, compared to $30,398,000 for the three months ended March 31, 2017, respectively. The accounting principles applied at the operating segment level are generally the same as those applied at the consolidated financial statement level. Intersegment sales are eliminated in consolidation.

The information by segment is as follows:

	Three Months Ended
(In thousands)	March 31
	2018	2017	Change
Revenues from external customers
Europe	$131,314	$119,508	$11,806
NA/HME	79,782	84,262	(4,480)
IPG	14,887	16,373	(1,486)
Asia/Pacific	11,077	11,580	(503)
Consolidated	$237,060	$231,723	$5,337

Operating income (loss)
Europe	$6,594	$5,100	$1,494
NA/HME	(8,138)	(9,426)	1,288
IPG	1,598	1,898	(300)
Asia/Pacific	972	(430)	1,402
All Other	(5,773)	(4,510)	(1,263)
Charge related to restructuring activities	(401)	(3,283)	2,882
Consolidated operating loss	(5,148)	(10,651)	5,503
Net gain on convertible debt derivatives	103	901	(798)
Net Interest expense	(6,713)	(4,430)	(2,283)
Loss before income taxes	$(11,758)	$(14,180)	$2,422

__________
“All Other” consists of unallocated corporate selling, general and administrative expenses and intercompany profits, which do not meet the quantitative criteria for determining reportable segments.

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT NET SALES (UNAUDITED)

The following table provide net sales change as reported and as adjusted to exclude the impact of foreign exchange translation (constant currency net sales(a)). The current year constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change.

Three months ended March 31, 2018 compared to March 31, 2017:

	Reported	Foreign Exchange Translation Impact	Constant Currency
Europe	9.9%	12.5%	(2.6)%
NA/HME	(5.3)	0.4	(5.7)
IPG	(9.1)	0.2	(9.3)
Asia/Pacific	(4.3)	3.2	(7.5)
Consolidated	2.3	6.7	(4.4)

INVACARE CORPORATION AND SUBSIDIARIES
BUSINESS SEGMENT SEQUENTIAL NET SALES (UNAUDITED)

The following tables provide net sales at reported rates for the quarters ended March 31, 2018 and December 31, 2017, respectively, and net sales for the quarters ended March 31, 2018 and December 31, 2017, respectively, as translated at the foreign exchange rates for the quarter ended March 31, 2017 with each then compared to each other (constant currency sequential net sales(b)). The company began this disclosure in 1Q17 to illustrate the effect of its transformation on its segments and continues to do so while the transformation continues.

	1Q18 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	1Q18 at 1Q17 Foreign Exchange Rates	4Q17 at 1Q17 Foreign Exchange Rates	Sequential Growth $	Sequential Growth %
Europe	$131,314	$(14,870)	$116,444	$131,053	$(14,609)	(11.1)%
NA/HME	79,782	(326)	79,456	79,050	406	0.5
IPG	14,887	(47)	14,840	13,789	1,051	7.6
Asia Pacific	11,077	(359)	10,718	13,188	(2,470)	(18.7)
Consolidated	$237,060	$(15,602)	$221,458	$237,080	$(15,622)	(6.6)%

	4Q17 at Reported Foreign Exchange Rates	Foreign Exchange Translation Impact	4Q17 at 1Q17 Foreign Exchange Rates
Europe	$144,052	$(12,999)	$131,053
NA/HME	79,351	(301)	79,050
IPG	13,804	(15)	13,789
Asia Pacific	13,144	44	13,188
Consolidated	$250,351	$(13,271)	$237,080

INVACARE CORPORATION AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(In thousands)	March 31, 2018	December 31, 2017

Assets
Current Assets
Cash and cash equivalents	$150,618	$176,528
Trade receivables, net	127,370	125,615
Installment receivables, net	1,281	1,334
Inventories, net	132,038	121,933
Other current assets	33,966	31,504
Total Current Assets	445,273	456,914
Other Assets	101,964	97,576
Intangibles	30,387	30,244
Property and Equipment, net	79,367	80,016
Goodwill	410,291	401,283
Total Assets	$1,067,282	$1,066,033
Liabilities and Shareholders’ Equity
Current Liabilities
Accounts payable	$94,284	$90,566
Accrued expenses	111,650	118,697
Current taxes payable	4,631	6,761
Short-term debt and current maturities of long-term obligations	1,775	2,040
Total Current Liabilities	212,340	218,064
Long-Term Debt	244,366	241,405
Other Long-Term Obligations	187,904	183,270
Shareholders’ Equity	422,672	423,294
Total Liabilities and Shareholders’ Equity	$1,067,282	$1,066,033

INVACARE CORPORATION AND SUBSIDIARIES
RECONCILIATION FROM NET CASH USED BY
OPERATING ACTIVITIES TO FREE CASH FLOW(d)

	Three Months Ended
(In thousands)	March 31
	2018	2017
Net cash used by operating activities	$(24,651)	$(30,330)
Plus:
Sales of property and equipment	10	10
Less:
Purchases of property and equipment	(2,065)	(3,034)
Free Cash Flow(d)	$(26,706)	$(33,354)

Definitions of Non-GAAP Financial Measures
(a) As used throughout this document, "constant currency net sales" is a non-GAAP financial measure, which is defined as net sales excluding the impact of foreign currency translation. The current year's functional constant currency net sales are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's sales to calculate the constant currency net sales change. A table accompanying this release compares net sales as reported and net sales excluding the effects of foreign exchange translation by segment and for the consolidated company for the three months ended March 31, 2018 and March 31, 2017, respectively. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Net Sales" table included in this press release.
(b) As used throughout this document, "constant currency sequential net sales" is a non-GAAP financial measure in which a given quarter's net sales are compared to the most recent prior quarter's net sales with each quarter's net sales translated at the foreign exchange rates for the quarter ended March 31, 2017. A table accompanying this release compares net sales for the three months ended March 31, 2018 and December 31, 2017 to each other with both periods translated at the foreign exchange rates for the three months ended March 31, 2017. The company believes that this financial measure provides meaningful information for evaluating the core operating performance of the company. This financial measure is reconciled to the related GAAP financial measures in the "Business Segment Sequential Net Sales" table included in this press release.
(c) As used throughout this document, "adjusted net loss per share" ("Adjusted EPS") is a non-GAAP financial measure, which is defined as adjusted net loss(f) divided by weighted average shares outstanding, assuming dilution. It should be noted that the company's definition of Adjusted EPS may not be comparable to similar measures disclosed by other companies because not all companies and analysts calculate Adjusted EPS in the same manner. The company believes that its exclusion adjustments are generally recognized by the industry in which it operates as relevant in computing Adjusted EPS as a supplementary non-GAAP financial measure used by financial analysts and others in the company's industry to meaningfully evaluate operating performance. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table located after the Condensed Consolidated Statement of Operations included in this press release.
(d) As used throughout this document, "free cash flow" is a non-GAAP financial measure, which is defined as net cash used by operating activities less purchases of property and equipment plus proceeds from sales of property and equipment. Management believes that this financial measure provides meaningful information for evaluating the overall financial performance of the company and its ability to repay debt or make future investments. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table located after the Condensed Consolidated Balance Sheets included in this press release.
(e) As used throughout this document, "Earnings Before Interest Taxes Depreciation and Amortization" ("EBITDA") is a non-GAAP financial measure, which is defined as net loss plus: income taxes, interest expense-net, net gain or loss on convertible debt derivatives and depreciation and amortization. The company believes that this financial measure provides meaningful information which is used by financial analysts and others in the company's industry to evaluate the performance of the company. This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included in this press release.
(f) "Constant Currency SG&A" is a non-GAAP financial measure, which is defined as SG&A expense excluding the impact of foreign currency translation. The current period's functional constant currency SG&A expenses are translated using the prior year's foreign exchange rates. These amounts are then compared to the prior year's SG&A expenses to calculate the constant currency SG&A expenses change.
(g) As used throughout this document, "adjusted net loss" is a non-GAAP financial measure, which is defined as adjusted net loss before income taxes net of adjusted income taxes. Adjusted net loss before income taxes is computed as the net loss excluding the amortization of convertible debt discounts recorded in interest expense ($2.8 million and $1.7 million pre-tax for the three months ended March 31, 2018 and March 31, 2017, respectively), and net (loss) gain on convertible debt derivatives (net gains of $0.1 million and $0.9 million for the three months ended March 31, 2018 and March 31, 2017, respectively). Adjusted income taxes are computed as taxes as calculated for GAAP then adjusted for an expense or benefit at the statutory rate related to pretax adjustments related to locations without a valuation allowance, the exclusion of uncertain tax liabilities deemed not related to current operations or the exclusion of taxes related to nonrecurring sales of non-inventory product or entities on an intercompany basis. (Note: The U.S. is in a full valuation allowance and accordingly, no tax expense adjustments are appropriate related to U.S. pre-tax adjustments.) This financial measure is reconciled to the related GAAP financial measure in the “Reconciliation” table included after the Condensed Consolidated Statement of Operations included in this press release.